Exhibit 10.3

SERVICES AGREEMENT

SERVICES AGREEMENT, dated November 22, 1995 (the “Agreement”), by and among Estée Lauder Inc., a Delaware corporation (“ELI”), and RSL Investments Corporation, a Delaware Corporation (“RSLIC”).

W I T N E S S E T H:

WHEREAS, RSLIC and E-L Management Corp., a New York corporation, are entering into (a) an Agreement of Sublease, dated the date hereof (the “Sublease”), pertaining to certain space on the 42nd floor of the building situated in the Borough of Manhattan, City, County and State of New York and known by the street address 767 Fifth Avenue, New York, New York 10153 (the “Building”), and (b) a Letter Agreement, dated the date hereof (the “Letter Agreement”), pertaining to certain space on the 43rd floor of the Building (together with the 42nd floor, the “Demised Premises”); and

WHEREAS, in connection with the business and related activities conducted by Ronald S. Lauder (“RSL”), RSLIC and their affiliates (other than The Estée Lauder Companies Inc. (“ELC”) and its subsidiaries) (collectively, the “RSL Affiliates”) on or from the Demised Premises, which are not related to the activities of ELC and its affiliates (other than the RSL Affiliates) (collectively, the “Companies”), ELI and RSLIC desire to enter into an agreement, whereby ELI will provide the RSL Affiliates, certain services, at a level consistent with the provision and cost of such services in prior years, and RSLIC agrees to reimburse ELI in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.             Services.

(a) ELI hereby agrees to provide to the RSL Affiliates, those business-related and administrative services listed on Schedule A attached hereto and such other services as ELI and RSLIC may mutually agree or as are currently provided to RSL Affiliates and RSLIC reasonably requests (collectively, the “Services”), at a level requested by RSLIC; provided, that, unless the parties otherwise agree, the scope of such Services is consistent with the provision and cost of such Services in prior years and the level of such Services is not in excess of 150% of the average annual level of such Services provided in the fiscal years ended June 30, 1993, 1994 and 1995.  In addition, until ELI receives written notice to the contrary from RSLIC, ELI will continue to provide payroll services (including the issuance of checks, enrollment in medical, dental, life and disability insurance and retirement and incentive thrift plans sponsored by ELC and related administration) (collectively “Payroll Services”) for those persons, all of whom RSLIC hereby represents are employees of RSLIC or such other RSL Affiliate as indicated for such person on Schedule B; provided, however, that (a) the agreement to provide retirement and incentive thrift plan enrollment in respect of a person shall terminate at such time as his or her employer becomes a not-for-profit entity and (b) with respect to those persons for whom an employer other than RSLIC or RSL Management (as defined in Section 4(d) hereof) is indicated on Schedule B, ELI shall not be obligated to provide any Payroll Services other than enrollment in medical, dental, life and disability insurance and retirement and incentive thrift plans sponsored by ELC and related administration.  RSLIC may from time to time, with the consent of ELI (which consent shall not be unreasonably withheld), amend Schedule B with respect to Payroll Services; provided, however, that the overall obligation to provide Payroll Services pursuant hereto shall be limited to 150% of the aggregate annual level of such Payroll Services (excluding such services relating to Ronald S. Lauder, individually) provided to the persons on Schedule B on the date hereof in the fiscal year ended June 30, 1995.  No person set forth on Schedule B will be considered an employee of the Company.

(b)  The Companies shall not be liable for any consequential or special damages for failure to perform the Services or Payroll Services to be provided hereunder.  RSLIC will indemnify and hold harmless the Companies, their officers, directors and employees (other than Ronald S. Lauder) against any losses, claims, damages or liabilities (or action in respect thereof) arising out of or based upon this Agreement or other expenses incurred by the Companies in connection with investigating or defending any such action or claim as such expenses are incurred in each case, to the extent not arising from the gross negligence or willful misconduct of the Companies.

2.             Payments.

(a)           General.  Except as set forth below, RSLIC shall pay to ELI (or an affiliate of ELI designated by ELI) (i) for Services provided hereunder (X) an amount equal to 80.78% of the actual costs and expenses up to and including the annual limit (the “Annual Limit”) for such Services set forth on Schedule A hereto incurred by the Companies attributable to such Services provided to the RSL Affiliates, provided that each Annual Limit will be reduced to zero at such time as the Employment Agreement or a successor agreement is no longer in effect, and (Y) an amount equal to 100% of the actual costs and expenses in excess of the Annual Limit for such Services incurred by the Companies attributable to such Services, (ii) an amount equal to 100% of any other expenses paid to or on account of any RSL Affiliate by the Companies, which are not reimbursable by ELC pursuant to Section 4(b) of an Employment Agreement, dated as of November 16, 1995, between ELC and RSL (the “Employment Agreement”), and (iii) the full cost of providing Payroll Services which shall equal for each person on Schedule B an amount equal to such persons’ wages (including salary and bonus) plus an amount equal to the Applicable Fringe Benefits Rate (as defined below) multiplied by the amount of such wages.  The “Applicable Fringe Benefit Rate” shall be the fringe benefit rate from time to time applied to employees of the Companies employed in corporate departments thereof.  All payments required to be made pursuant to the Sublease and the Letter Agreement shall be made in accordance with the Sublease and the Letter Agreement and without regard to this Agreement.  The payments referred to in the first sentence of this Section 2(a) shall be payable monthly by RSLIC within twenty (20) days after receipt of an invoice from ELI setting forth the monthly amount due together with reasonable supporting detail.  ELI shall keep books and records of the Services and Payroll Services provided, including reasonable supporting documentation of the costs and expenses attributable to such Services and Payroll Services, and shall make such books and records available to RSLIC, upon reasonable notice, during normal business hours.

(b)           Adjustments.        The following adjustments shall be made to the amounts due under Section 2(a):  (i) To the extent that, in any year, RSL is reimbursed by the Companies pursuant to Section 4(b) of the Employment Agreement for any expenses incurred by RSL in connection with the provision of any Services, the Annual Limits for each such Service for such year shall be appropriately reduced by the amount of the applicable reimbursement and (ii) the Annual Limits shall be revised in accordance with Company guidelines regarding budgeting of expenses.

(c)           Non-Payable Expenses.  Notwithstanding anything to the contrary contained herein, no RSL Affiliate shall have any obligation to ELI or the Companies in respect of (i) the portion of costs or expenses not required to be reimbursed by RSLIC to ELI pursuant to section 2(a)(i) hereof or (ii) expenses reimbursed by ELC pursuant to the Employment Agreement, during the Term of Employment (as defined therein), which includes, but is not limited to all reasonable and necessary Companies-related (A) travel expenses (including first class airfare), (B) business entertainment expenses, (C) “no charge” merchandise (consistent with the level in prior years) and (D) other out-of-pocket business expenses incurred or expended by RSL in connection with the performance of his duties under the Employment Agreement

3.             Suspension of Services.  ELI reserves the right, without any liability to any RSL Affiliate, except as otherwise expressly provided in this Agreement, and without being in breach of any covenant of this Agreement to stop, interrupt or suspend any Services or Payroll Services, whenever and for so long as may be necessary or appropriate, by reason of accidents, emergencies, strikes or the making of repairs or changes which ELI is required in the operation of its business or by law to make or in good faith deems advisable, or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies or by reason of any other cause beyond ELI’s reasonable control, including governmental restrictions on the use of materials or the use of any of the Building systems.  In each instance, ELI shall exercise reasonable diligence to eliminate the cause of stoppage and to effect restoration of the Services or Payroll Services and shall give RSLIC reasonable notice, when practicable, of the commencement and anticipated duration of such stoppage.

4.             General.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)           Notices.  All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and mailed, telecopied or delivered to such party at his address or telecopier number set forth on the signature pages hereof, with copies to the persons noted thereon, or to such other address or telex or telecopier number as such party may hereafter specify for the purpose.  Each such notice, request or other communication shall be effective upon receipt, if delivered personally or by courier; when telecopied, if telecopied; and if sent by certified mail, three days after deposit (postage prepaid) with the U.S. mail service.

(c)           Headings.  The headings of the various Articles and Sections of this Agreement have been inserted for convenience only and shall not be deemed to be part of this Agreement.

(d)           Binding Effect.  Without the written consent of ELI, RSLIC may not assign its rights to receive services under this Agreement.  This Agreement will be binding upon and inure to the benefit of ELI, its successors and assigns and to RSLIC and its permitted successors and assigns.  RSLIC may assign this Agreement to any RSL Affiliate that performs management services for the RSL Affiliates (any such assignee, “RSL Management”); provided, however, that RSLIC shall remain liable for the obligations hereunder of any and all such assignee.

(e)           No Oral Change.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change modification or discharge is sought.

(f)            Termination.  This Agreement may be terminated (i) by mutual consent of the parties hereto, (ii) by written notice of such termination by RSLIC to ELI, (iii) if the Employment Agreement or any successor agreement, the Sublease and the Letter Agreement are no longer in effect, upon 90 days prior written notice from ELI to RSLIC or (iv) upon 90 days prior written notice if RSLIC is in default for ten days in its payment obligations hereunder and such obligations in the aggregate exceed $100,000.  Upon termination, the payment obligations of RSLIC in respect of its indemnification obligation hereunder and Services and Payroll Services rendered prior to such termination shall continue in full force and effect.

(f)            Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and the transactions contemplated hereby and supersedes all prior written and oral agreements, arrangement and understandings relating to the subject matter hereof.

(g)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Irrevocable Proxy Agreement as of the date first above written.

	ESTÉE LAUDER INC.		RSL INVESTMENTS CORPORATION

		BY:	/s/Ronald S. Lauder
Name: Ronald S. Lauder
BY:	/s/Fred H. Langhammer		Title: President
Name: Fred H. Langhammer
	Title: Executive Vice President		Address:

	Address:		767 Fifth Avenue
New York, NY 10153
	767 Fifth Avenue New York, NY 10153 Tel: (212) 572-4200		Tel: (212) 572-6964 Fax: (212) 572-4046 Attn: Ronald S. Lauder
Fax: (212) 572-6787
	Attn: Chief Financial Officer		with a copy to:

	with a copy to:		Debevoise & Plimpton
875 Third Avenue
	Weil, Gotshal & Manges 767 Fifth Avenue New York, New York 10153 Tel: (212) 310-8000 Fax: (212) 310-8007 Attn: Jeffrey J. Weinberg, Esq.		New York, New York 10022 Tel: (212) 909-6000 Fax: (212) 909-6836 Attn: Alan H. Paley, Esq.

Schedule A

	Annual Limit

Telephone	$200,000

Computer services, including hardware, software and technical support	$0	*

Insurance coverage for Demised Premises	$15,000

*The obligation to provide computer services including hardware, software and technical support shall cease on November 22, 1996.

Schedule B

21 persons

R.S. Lauder, Gaspar & Co. L.P.

7 persons

RSL Communications, Inc.

3 persons